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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees and Shareholders of Security Capital Pacific Trust:

We consent to incorporation by reference in registration statements No. 33-25317 (Form S-8), No. 333-4455 (Form S-4), and No. 333-12885 (Form S-3) of
Security Capital Pacific Trust of our report dated January 29, 1997, except as to Note 13 which is as of March 10, 1997, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1996 and 1995, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Security Capital Pacific Trust.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 13, 1997